SECOND AMENDED SCHEDULE B

To the Custody Agreement

FUND PORTFOLIOS

Funds managed by Vontobel Asset Management, Inc.:

Vontobel Global Emerging Markets Equity Institutional Fund

Vontobel International Equity Institutional Fund

Vontobel Global Equity Institutional Fund

Effective January 1, 2015

ADVISERS INVESTMENT TRUST		THE NORTHERN TRUST COMPANY

By:	/s/ Dina Tantra	By:	/s/ Michelle Roblee
Name:	Dina Tantra	Name:	Michelle Roblee
Title:	President	Title:	Senior Vice President